UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __ )

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☑	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

GLACIER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2017
9:00 a.m. Mountain Time
To the Shareholders of Glacier Bancorp, Inc.:
We cordially invite you to attend the 2017 Annual Meeting of Shareholders of Glacier Bancorp, Inc. (“Annual Meeting”) at The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, Montana. The meeting’s purpose is to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	To elect ten directors to serve on the board of directors until the 2018 annual meeting of shareholders;

2.	To vote on an advisory (non-binding) resolution to approve the compensation of Glacier Bancorp, Inc.’s named executive officers;

3.	To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of Glacier Bancorp, Inc.’s named executive officers;

4.	To ratify the appointment of BKD, LLP as Glacier Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	To transact such other matters as may properly come before the meeting or any adjournments or postponements.
If you were a shareholder of record on March 1, 2017, you may vote on the proposals presented at the Annual Meeting in person or by proxy. We encourage you to promptly complete and return the enclosed proxy card, phone in your vote, or vote via the internet in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares.
Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and employees who serve you genuinely appreciate your continued interest and support as a shareholder in the affairs of Glacier Bancorp, Inc. and in its growth and development.

March 15, 2017	BY ORDER OF THE BOARD OF DIRECTORS
/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, phone in your vote, or vote via the internet. You do not need to retain the proxy card in order to be admitted to the Annual Meeting. If you attend the Annual Meeting, you may vote either in person or by proxy. You may revoke any proxy that you have given either in writing or in person at any time prior to the proxy’s exercise.

i

COMPENSATION OF DIRECTORS	39
Director Equity Compensation	40
Compensation Committee Interlocks and Insider Participation	40
PROPOSAL NO. 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	40
PROPOSAL NO. 3 - ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION	41
AUDITORS	42
Fees Paid to Independent Registered Public Accounting Firm	42
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	43
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
TRANSACTIONS WITH MANAGEMENT	45
Certain Transactions	45
OTHER BUSINESS	45
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	46
Shareholder Proposals	46
Director Nominations	46
Copy of Bylaw Provisions	46
ANNUAL REPORT TO SHAREHOLDERS	46
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	46

ii

GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200
PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2017:
A copy of this Proxy Statement and the Annual Report to Shareholders (“Annual Report”) for the year ended December 31, 2016, which includes the Form 10-K (“Form 10-K”), are available at www.glacierbancorp.com.
INFORMATION ABOUT THE MEETING

Meeting Information. This Proxy Statement (“Proxy Statement”) and the accompanying proxy card are being sent to shareholders on or about March 15, 2017 for use in connection with the Annual Meeting of Glacier Bancorp, Inc. (“Company” or “Glacier”) to be held on Wednesday, April 26, 2017 at 9:00 a.m. Mountain Time. In this Proxy Statement, the terms “we,” “us” and “our” refer to Glacier Bancorp, Inc.
Solicitation of Proxies. Our board of directors (“Board”) is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors and officers and by our banking subsidiary, Glacier Bank (“Glacier Bank”), or by the directors and officers of the Glacier Bank divisions, operating under the following names.

• Mountain West Bank (Coeur d’Alene)	• Valley Bank of Helena
• First Security Bank of Missoula	• Big Sky Western Bank (Bozeman)
• Western Security Bank (Billings)	• First State Bank (Wheatland)
• 1st Bank (Evanston)	• Citizens Community Bank (Pocatello)
• First Bank of Wyoming (Powell)	• First Bank of Montana (Lewistown)
• North Cascades Bank (Chelan)	• Bank of the San Juans (Durango)
We do not expect to engage an outside proxy solicitation firm to render proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail or by telephone, facsimile, or personal interview.
Record Date. If you were a shareholder on March 1, 2017 (“Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 76,619,952 shares of common stock outstanding on the Record Date.
Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence of a quorum.

Voting on Matters Presented

Proposal No. 1 - Election of Directors. The ten director nominees who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
As described below under the section entitled “Corporate Governance - Majority Voting Policy,” in September 2011, the Company adopted a Majority Voting Policy (“Majority Voting Policy”). As a requirement of nomination, each director nominee of the Company is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2017 director nominee. If any such director nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by the Company’s Nominating/Corporate Governance Committee (“Nominating/Governance Committee”) and the Board.
Proposal No. 2 - Advisory (Non-Binding) Vote on Executive Compensation. The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of our Named Executive Officers (“Named Executive Officers”). You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal No. 3 - Advisory (Non-Binding) Vote on Frequency of Shareholder Vote on Executive Compensation. Shareholders must vote, in an advisory (non-binding) capacity, to determine whether future advisory votes on executive compensation will occur every one, two or three years. The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Shareholders may also abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal No. 4- Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal year ending December 31, 2017 will be adopted if a majority of the votes present and entitled to vote are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
Voting of Proxies. Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy (i) FOR the director nominees listed in this Proxy Statement, (ii) FOR the advisory (non-binding) resolution to approve the compensation of our Named Executive Officers, (iii) for ONE YEAR for the frequency of future advisory (non-binding) votes to approve the compensation of our Named Executive Officers, and (iv) FOR the ratification of the appointment of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by:

•	giving notice to us in writing;

•	delivering to us a subsequently dated proxy card; or

•	notifying us at the Annual Meeting before the shareholder vote is taken.

Voting of Proxies by Shareholders of Record and by Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between the two types of ownership.
Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Glacier. As the shareholder of record, you have the right to grant your voting proxy directly to Glacier or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.
Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (defined as “broker non-votes”). Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.
If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, approval of the (non-binding) resolution on executive compensation, or the advisory vote on the frequency of future advisory (non-binding) votes to approve executive compensation, your broker cannot vote your shares on these proposals.
Voting in Person at the Annual Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Beneficial Owner. Shares held in street name may be voted in person by you only if you present a “Legal Proxy” at the Annual Meeting. Contact your broker or nominee immediately to obtain a “Legal Proxy,” and bring that document with you to the Annual Meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
There were approximately 76,619,952 shares of common stock outstanding on the Record Date, which was set at March 1, 2017. Shareholders are not permitted to cumulate their votes for the election of directors.

5% Shareholders
The following table includes information as of December 31, 2016 concerning the persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock of the Company on the Record Date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	8,897,380	11.6%
Common Stock	The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	6,673,918	8.72%
____________________

(1)
Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or to direct the voting of the shares or (ii) investment power, meaning the power to dispose of or to direct the disposition of the shares.

(2)
A Schedule 13G/A filed with the SEC on January 12, 2017 indicates that BlackRock, Inc. (“BlackRock”) had sole voting power over 8,691,724 shares and sole dispositive power over 8,897,380 shares of the Company’s common stock. The securities are beneficially owned by various investors for which BlackRock serves as investment advisor. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such securities.

(3)
A Schedule 13G/A filed with the SEC on February 13, 2017 indicates that The Vanguard Group, Inc. (“Vanguard”) had sole voting power over 90,764 shares, shared voting power over 7,749 shares, sole dispositive power over 6,579,156 shares, and shared dispositive power over 94,762 shares of the Company’s common stock. The securities are beneficially owned by various investors for which Vanguard serves as investment advisor. For purposes of the Exchange Act, Vanguard is deemed to be a beneficial owner of such securities.

Directors and Named Executive Officers
The following table shows, as of March 1, 2017, the amount of Glacier common stock beneficially owned by (a) each director and director nominee of the Company, (b) the Named Executive Officers listed in the Summary Compensation Table below, and (c) all of Glacier’s directors, director nominees, and Named Executive Officers as a group. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (“SEC”). In general, beneficial ownership includes (i) securities over which a director or executive officer is deemed to have voting or investment control, either directly or indirectly and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of the date upon which the beneficial ownership was determined. Except as noted below, each holder has sole voting and investment control for all shares beneficially owned.

Name and Address** of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership of Common Stock as of March 1, 2017 (1)
Michael J. Blodnick	Director (2)	151,777 (3)	*
Don J. Chery	Executive Vice President (“EVP”) and Chief Administrative Officer (“CAO”)	43,370 (4)	*
Randall M. Chesler	Director, President and Chief Executive Officer (“CEO”) (5)	32,383	*
Sherry L. Cladouhos	Director	14,836 (6)	*
Ron J. Copher	EVP and Chief Financial Officer (“CFO”); Assistant Secretary (7)	55,917 (8)	*
James M. English	Director	38,260 (9)	*
Annie M. Goodwin	Director	9,582 (10)	*
Dallas I. Herron	Director, Chairman of Glacier and Glacier Bank	60,873 (11)	*
Craig A. Langel	Director	60,509 (12)	*
Douglas J. McBride	Director	9,566 (13)	*
John W. Murdoch	Director	11,867 (14)	*
Mark J. Semmens	Director	9,751	*
Executive officers and directors as a group (12 individuals)		498,691	*
____________________

*	Represents less than 1% of outstanding common stock.

**	The address for each beneficial owner is 49 Commons Loop, Kalispell, Montana 59901.

(1)
The number and percentages shown are based on the number of shares of Glacier common stock deemed beneficially owned under applicable regulations and have been adjusted for stock splits and stock dividends.

(2)	Mr. Blodnick served as President and CEO of Glacier until his retirement on December 31, 2016. Mr. Blodnick remains a director of Glacier.

(3)
Includes 27,576 shares held jointly with Mr. Blodnick’s spouse, 78,647 shares owned by Mr. Blodnick’s spouse, and 45,554 shares held for Mr. Blodnick’s account in the Company’s Profit Sharing / 401(k) Plan.

(4)	All shares are held jointly with Mr. Chery’s spouse.

(5)	Mr. Chesler served as President of Glacier Bank in 2016 and serves as President and CEO of Glacier effective January 1, 2017. Mr. Chesler is a director of Glacier.

(6)	Includes 5,946 shares held jointly with Ms. Cladouhos’ spouse.

(7)	Mr. Copher served as EVP and CFO; Treasurer and Assistant Secretary in 2016. Effective January 1, 2017, Glacier separated the CFO and Treasurer roles.

(8)	Includes 20,810 shares held for Mr. Copher’s account in the Company’s Profit Sharing / 401(k) Plan.

(9)	Includes 15,579 shares held in an IRA for the benefit of Mr. English and 22,681 shares held jointly with Mr. English’s spouse of which 14,873 shares are pledged or held in a margin account.

(10)	Includes 4,139 shares held in an IRA for the benefit of Ms. Goodwin.

(11)
Includes 12,000 shares held jointly with Mr. Herron’s spouse, 1,701 shares owned by Mr. Herron’s spouse, 1,756 shares held in an IRA account for the benefit of Mr. Herron, and 1,893 shares held in an IRA account for the benefit of Mr. Herron’s spouse.

(12)	Includes 60,410 shares held directly by Mr. Langel of which 21,050 shares are pledged or held in a margin account and 99 shares owned by Mr. Langel’s spouse.

(13)	Includes 128 shares held as trustee for Dr. McBride’s children.

(14)
Includes 11,367 shares held in the John W. Murdoch Revocable Trust dated April 13, 2011 for which Mr. Murdoch has voting and dispositive power and 500 shares held by a trust for the benefit of Mr. Murdoch’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to send reports of their ownership of our stock to the SEC. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2016.
PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and Bylaws, the Board has set the number of directors for election to the Board at the 2017 Annual Meeting at ten and has nominated the persons identified below in the section entitled “Directors and Director Nominees” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the annual meeting in 2018 or until their earlier resignation.
We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy holder may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternatives. The Board has no reason to believe that its nominees would prove unable to serve if elected.
Directors and Director Nominees

Information regarding each of the nominees is provided below, including each nominee’s name, age as of March 1, 2017, principal occupation, public company directorships during the past five years, and the year first elected or appointed as a director of Glacier. All of the nominees are directors of both Glacier and Glacier Bank. Certain of the directors also served as directors of Glacier’s other bank subsidiaries prior to Glacier’s consolidation of its bank subsidiaries with and into Glacier Bank which occurred in April 2012. Information regarding the amount and nature of each nominee’s ownership of Glacier common stock is provided under the section entitled “Voting Securities and Principal Holders Thereof.”
Our Board is currently comprised of ten members. Our Amended and Restated Articles of Incorporation provide that the number of directors shall be determined by a vote of the majority of the Board and shall be no fewer than seven and no more than seventeen. For election at the 2017 Annual Meeting, the Nominating/Governance Committee has identified ten director nominees, and the Board has set the number of directors at ten.
Michael J. Blodnick, 64, was appointed to the Board in 1993. He is a graduate of the University of Montana, the Pacific Coast Banking School and the Sheshunoff Professional Master of Banking School. He has broad experience having worked in all aspects of banking during his career. Mr. Blodnick retired from his role as President and CEO of the Company on December 31, 2016 after serving the Company or Glacier Bank since September of 1978. He served as the Secretary of the Company in 1993 and was appointed Executive Vice President in 1994. In July of 1998, he was appointed President and CEO of Glacier. Mr. Blodnick brings leadership skills, his long career in the banking industry, and his 39 years of experience at Glacier, which enable him to collaborate with the Board in its deliberations on a wide variety of topics. Mr. Blodnick has served on the board of directors of the Federal Home Loan Bank of Des Moines, which is an Exchange Act company, since April 2015 and was elected its Vice Chairman in October 2016.

Randall M. Chesler, 58, was elected to the Board at the Company’s 2016 annual meeting. From August 1, 2015 to December 31, 2016, Mr. Chesler served as President of Glacier Bank. Effective January 1, 2017, Mr. Chesler serves as President and CEO of each of Glacier and Glacier Bank. Mr. Chesler has more than 30 years of experience in the financial services industry, most recently as President of CIT Bank, the Salt Lake City-based banking subsidiary of CIT Group. During his 10 years with CIT, Mr. Chesler held progressive leadership positions including President, Small Business Lending and President, Consumer Finance. Mr. Chesler brings to the Board broad experience in a variety of aspects of the banking and technology industries as well as proven leadership skills.
Sherry L. Cladouhos, 61, was appointed to the Board in October 2010. She has served as Chairman of the Compensation Committee since July 2015 and served as the Chairman of the Compliance Committee from May 2013 to July 2015. She was employed by Blue Cross Blue Shield Montana for 36 years and served in a variety of leadership and executive roles, including Director of Customer Service and Administration, Vice President of Member Services and Support, Senior Vice President of Marketing and Operations, Co-Chief Operating Officer, and in 2005 was named President and CEO. She was responsible for the overall strategic direction of the company and worked with others to provide affordable healthcare coverage to Montanans. Ms. Cladouhos is a Certified Health Insurance Executive and is a graduate of the Berkeley Healthcare Executive Program. Ms. Cladouhos also has served on the boards of numerous business and community-related organizations, she is past Chairman of the Montana Chamber of Commerce, and she served on the Montana Chamber of Commerce Foundation. Ms. Cladouhos brings extensive experience in executive-level leadership and strategic business decision making to the Board.
James M. English, 72, was appointed to the Board in February 2004 and has served as Chairman of the Nominating/Governance Committee since July 2013. He also served as a director of the Company’s former subsidiary, Mountain West Bank in Coeur d’Alene, Idaho, from 1996 until the consolidation of Glacier’s bank subsidiaries in 2012. He earned a Bachelor of Science degree in finance and a law degree from the University of Idaho. From 1996 to 2000, Mr. English served as the President and Chief Operating Officer for Idaho Forest Industries, Inc., a lumber manufacturing, real estate development and building products retail sales company. Mr. English has been an attorney in limited private practice as a sole practitioner of the English Law Firm in Hayden, Idaho since 2000. He is a partner in Great Sky Development of Boise, Idaho and serves on the board of RGB Holdings, Inc. Mr. English brings experience and expertise to the Board based on a legal career of over 40 years and experience as a business executive.
Annie M. Goodwin, 58, was appointed to the Board in June 2012 and has served as Chairman of the Risk Oversight Committee since July 2012. Ms. Goodwin is an attorney in Helena, Montana and is the principal of the Goodwin Law Office, L.L.C. She practices banking and regulatory law. She served as Montana’s Commissioner of Banking and Financial Institutions from 2001 to 2010, as chief legal counsel with the Montana Banking and Financial Institutions Division and Department of Commerce from 1988 to 2001 and worked in private practice prior to that time. Ms. Goodwin earned her Bachelor of Science in nursing from Carroll College and worked as a registered nurse before going on to earn her Juris Doctor from the University of Montana Law School in 1984. She continued her legal education at Hastings College of Law, George Mason University of Law in the Banking Law Section, and she completed the FDIC Bank Examination School for Attorneys. Ms. Goodwin is active in local and trade associations and was appointed to the Commission on Character and Fitness of Attorney Admissions to State Bar of the Montana Supreme Court where she has served as Chairman since 1988. Ms. Goodwin brings to the Board her expertise and knowledge gained in her role as Commissioner where she had regulatory oversight over the financial institutions in Montana.

Dallas I. Herron, 72, was appointed to the Board in June 2008 and has served as its Chairman since the 2013 annual meeting. Prior to his appointment to the Glacier Board in 2008, Mr. Herron was a director of Glacier Bank and served from 1998 through 2008. He received his Bachelor of Science degree in aeronautical engineering from Northrop University in 1966. Mr. Herron has worked in the oil industry for over 40 years and is the CEO of CityServiceValcon, LLC, which markets petroleum products in Montana, Idaho, Washington, and ten other states. He is a past President of the Western Petroleum Marketing Association, a seven-state trade association. He serves on Chevron’s Western U.S. Advisory Council and has also served as Senior Director of the Petroleum Marketer Association of America. Mr. Herron is active in the community and in the forest products and transportation industries. Mr. Herron brings to the Board over 30 years of experience as a business executive in the energy sector, which is also a regulated business.
Craig A. Langel, 66, was appointed to the Board in December 2005 and has served as Chairman of the Audit Committee since 2009. Mr. Langel received his education at Montana State University graduating with a Bachelor of Science degree in accounting in 1973. He received his Certified Public Accountant (“CPA”) license in 1974. Mr. Langel has served the accounting profession for over 40 years and is a CPA accredited in Business Valuation and a Certified Valuation Analyst. He is President and shareholder of Langel & Associates, P.C., providing consulting and tax services throughout the United States. In addition, Mr. Langel is the owner and CEO of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington, and he is a part owner of Mustard Seed Restaurants. Mr. Langel served as a director of Glacier’s former subsidiary First Security Bank of Missoula from 1984 to 2005 and was re-elected to the board in February 2009, serving until the consolidation of Glacier’s bank subsidiaries in 2012. He also serves on the board of directors of two non-profit organizations. With a career of over 40 years as a CPA, Mr. Langel brings extensive financial acumen to the Board, in addition to his experience as a business owner and executive.
Douglas J. McBride, 64, was appointed to the Board in September 2006 and has served as Chairman of the Compliance Committee since July 2015. Dr. McBride has been an optometrist in Billings for over 30 years. He received his Bachelor of Arts degree at Linfield College and his Doctor of Optometry degree at the Illinois College of Optometry in 1978. Dr. McBride is a former President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993. He is also the former Chairman of the Advisory Board for TLC Laser Eye Center in Billings and is the former administrator for the State of Montana for Vision Source, an optometric franchise. He is a past President of the Montana Optometric Association. Dr. McBride also served as a director of the Company’s former subsidiary Western Security Bank, serving from 2003 until the consolidation of Glacier’s bank subsidiaries in 2012. Dr. McBride’s expertise in the healthcare community is valuable to the Board and allows him to provide insight into the Company’s healthcare and medical benefit issues, as well as the healthcare industry in general.
John W. Murdoch, 74, was appointed to the Board in September 2005. Mr. Murdoch graduated from Doane College with a Bachelor of Arts degree in 1964. He worked in the ranch and home supply industry for over 40 years. Since 1994, he has been an owner of Murdoch’s Ranch & Home Supply, LLC, a ranch and home retail operation, and served as its President from its founding until 2006 when he sold a majority ownership to key employees. As President, he coordinated the efforts required to run a 1,700 employee, multi-location, multi-state retail operation including the oversight of purchasing, marketing, human resources, distribution and accounting. Mr. Murdoch served as a director of the Company’s former subsidiary Big Sky Western Bank from December 2002 to February 2010, and he served on the Montana State University Foundation board in 2009 and 2010. He currently serves as a director for Bozeman Deaconess Hospital. Mr. Murdoch was also President of Mid-States Distributing Co., Inc. in 1990 and then again in 2006 and 2007. Mid-States is a buying cooperative for farm supply stores with over 500 stores and $3 billion in retail sales annually. Mr. Murdoch brings to the Board broad experience and expertise based on his management and oversight of substantial consumer businesses.
Mark J. Semmens, 57, was appointed to the Board in January 2016. At the end of 2015, Mr. Semmens retired from his position as a Managing Director of Investment Banking at D.A. Davidson & Co., a full-service investment firm based in Great Falls, Montana. Mr. Semmens joined D.A. Davidson & Co. in 1985, founded the firm’s investment banking practice, and served on the firm’s Management Committee, Executive Committee, and Board of Directors. Mr. Semmens served as the lead investment banking advisor to Glacier for 25 years, advising Glacier on approximately 20 acquisitions and four capital raises. He also has an extensive background in higher education, having served as a board member (and in the latter two cases, Chairman) of the Montana Board of Regents, the Montana Higher Education Student Assistance Corporation, and the Carroll College Board of Trustees. Mr. Semmens is a graduate of Carroll College with degrees in business administration and finance. In addition to broad experience and expertise in the financial services and financial institutions industries generally, Mr. Semmens brings to the Board historical knowledge of the Company and the business environment in which it operates.
The Board unanimously recommends a vote FOR the election of each of the nominees to the Board.
CORPORATE GOVERNANCE
Corporate Governance Guidelines and Policies
The Board is committed to good business practices, transparency in financial reporting and high standards of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews our governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of the related SEC rules and the listing standards of the NASDAQ Stock Market (“NASDAQ”).
Governance Policy and Codes of Ethics
The Board has adopted and adheres to a Corporate Governance Policy which the Board and management believe represents sound governance practices and provides a framework to sustain our success and build long-term value for our shareholders.
The Board has adopted a Code of Ethics for Senior Financial Officers which applies to its principal executive officer, principal financial officer, principal accounting officer, chief administrative officer, controller, treasurer, and any persons performing similar functions. The Board has also adopted a Director Code of Ethics.
Clawback Policy
The Board adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if Glacier is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Company will recover compensation from any current or former executive officer who received incentive compensation (including equity-based compensation) during the three-year period preceding the date of the restatement, based on the erroneous data, in excess of what would have been paid to the executive under the accounting restatement.

Anti-Hedging Policy
The Board has adopted an Anti-Hedging Policy that prohibits our directors, officers and employees from engaging in a “hedging transaction,” which is generally a transaction that would have the economic effect of establishing a downside price protection in connection with Glacier common stock owned by such person. This type of transaction may create the appearance that the person’s interests are not aligned with those of the Company’s shareholders generally, to the extent that it is designed to hedge or offset against any decrease in the market value of Glacier common stock.
Anti-Pledging and Margin Account Policy
The Board has adopted an Anti-Pledging Policy that prohibits our directors and executive officers from pledging Glacier common stock as collateral or from holding Glacier common stock in a margin account. This policy was adopted on June 30, 2015 and does not affect any pledges of Glacier common stock that were made prior to that date, except that no such pre-existing pledges may be increased in amount after that date.
Stock Ownership and Retention Guidelines
The Board has approved stock ownership and retention guidelines for its directors and executive officers which are intended to help closely align the financial interests of such persons with those of Glacier’s shareholders. Within five years after appointment or election to the Board, each director is expected to acquire and retain shares of Glacier common stock having a market value of at least five times his or her annual cash retainer. All of the current Glacier directors have exceeded this ownership guideline.
Similarly, executive officers who are required to file reports pursuant to Section 16 of the Exchange Act are expected, within five years of appointment, to acquire and retain Glacier shares having a specified market value. The CEO is expected to own shares having a market value equal to at least six times his or her annual base salary, and each other executive officer is expected to own shares having a market value equal to at least four times his or her annual base salary. Each of our executive officers has exceeded this ownership guideline except Mr. Chesler, who joined the Company effective August 1, 2015.
Unless a director or executive officer has achieved the applicable guideline level of share ownership, he or she is required to retain an amount equal to 50% of the net shares received as a result of the exercise, vesting or payment of any Glacier equity awards granted to him or her.
You can access our current corporate governance documents, including the Corporate Governance Policy, the Code of Ethics for Senior Financial Officers, the Director Code of Ethics, the Clawback Policy, the Anti-Hedging Policy, the Anti-Pledging and Margin Account Policy, the Majority Voting Policy (summarized below), the Stock Ownership and Retention Guidelines, and the charters of the Audit, Compensation, Compliance, Nominating/Governance, and Risk Oversight Committees, by visiting the Company’s website at www.glacierbancorp.com and clicking on “Governance Documents” or by writing to: Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901.
Board Leadership Structure

The Board is committed to maintaining an independent Board. To that end, it has been our practice to separate the duties of Chairman and CEO. At this time, the Board believes that the separation of duties of Chairman and CEO eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive officer of Glacier can best provide the necessary leadership and objectivity required as Chairman.
Director Qualifications

The Board believes that it is necessary for each of our directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their extensive board service and their service in a variety of professional and executive positions.
The Nominating/Governance Committee is responsible for the oversight and nomination process for director nominees. The Nominating/Governance Committee has not historically adopted formal director qualification standards for Nominating/Governance Committee-recommended nominees. However, the Nominating/Governance Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether or not the nominees are the right individuals to serve on Glacier’s Board and to help Glacier successfully meet its long-term strategic plans. Because each director must be re-elected annually, the Nominating/Governance Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Nominating/Governance Committee when considering director nominees is set forth below in the section entitled “Nominating/Corporate Governance Committee.”
The director biographical information set forth above in the section entitled “Directors and Director Nominees” summarizes the experience, qualifications, attributes and skills that we believe qualifies each director to serve on the Board.
Majority Voting Policy

In September 2011, the Company adopted the Majority Voting Policy under which each director nominee is required to submit an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2017 director nominee. If any such nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by our Nominating/Governance Committee and our Board.
We believe that the Majority Voting Policy enhances our accountability to shareholders by formalizing the consequences of a “majority withhold” vote and demonstrating our responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its shareholders.
An “uncontested election” is generally an election in which the number of nominees for election does not exceed the number of Board positions to be filled. In a contested election, the Majority Voting Policy will not apply and nominees will be elected by plurality voting.
The Nominating/Governance Committee will consider any director resignation tendered under the policy and recommend to the Board the action to be taken with respect to such resignation. Among other things, the recommendation of the Nominating/Governance Committee may be to accept the resignation or to defer acceptance until a qualified replacement director can be identified and elected to the Board. The Nominating/Governance Committee may also recommend that the resignation be rejected, either: (i) unconditionally; (ii) by addressing what the Nominating/Governance Committee believes to be the underlying reasons for the failure of the director to receive more FOR votes than WITHHELD votes; or (iii) resolving that the director will not be nominated in the future for election.

In considering a tendered resignation, the Nominating/Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its shareholders. The policy contains a non-exclusive list of the factors that may be considered in any particular circumstance.
The Board (excluding the director whose resignation is being considered) will act on the recommendations of the Nominating/Governance Committee no later than 90 days following certification of the shareholder vote. The Board is authorized to consider information and factors which led to the nomination of the director by the Nominating/Governance Committee and any additional factors as the Board deems relevant to the best interests of the Company and its shareholders. Following the Board’s decision, the Company will promptly publicly announce such decision, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
Director Independence

With the assistance of legal counsel to the Company, the Nominating/Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence. The Nominating/Governance Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which identifies any potential director-affiliated transactions.
The Board then analyzed the independence of each director and determined which directors meet the standards regarding “independence” established by industry best practices and required by applicable law, regulation and NASDAQ listing standards and whether or not each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with persons not related to Glacier, Glacier Bank, or our bank divisions. Such arrangements are discussed in detail under the section entitled “Transactions with Management.”
Based on these standards, the Board determined that each of the following director nominees is independent:

Sherry L. Cladouhos	Craig A. Langel
James M. English	Douglas J. McBride
Annie M. Goodwin	John W. Murdoch
Dallas I. Herron	Mark J. Semmens

Based on the standards described above, the Board determined that Michael J. Blodnick, Glacier’s former President and CEO, and Randall M. Chesler, Glacier’s current President and CEO, are not independent.
Shareholder Communications with the Board of Directors
The Company and the Board welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o: Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of any such written communication will also be sent to our CEO. If the Chairman and the CEO determine that such communication is relevant to and consistent with Glacier’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board met 13 times during the fiscal year ended December 31, 2016. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served. We encourage but do not require our directors to attend the annual meeting of the shareholders. Last year, all of our directors attended the annual meeting of the shareholders.
Board Authority for Risk Oversight

The Board has the ultimate authority and responsibility for overseeing risk management at Glacier. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management - specifically from enterprise risk management - on numerous risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to its committees.
The Audit Committee oversees financial, accounting and internal control risk management. The director of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.
The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just Named Executive Officers. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company. In June 2015, the Board adopted a clawback policy for the recovery of incentive payments to executive officers in certain circumstances, which further mitigates risk.
The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company, Glacier Bank, and our bank divisions.
Glacier’s independent directors meet in executive session during regularly scheduled meetings of the Board and at other times as required. During 2016, the independent directors met in executive session five times.
Committee Membership
Throughout this Proxy Statement, we refer to five of the committees established by the Board, and the membership of each is shown in the table below.

Name	Audit	Compensation	Compliance	Nominating/ Governance	Risk Oversight
Michael J. Blodnick	☐	☐	☐	☐	☐
Randall M. Chesler (1)	☐	☐	☐	☐	☐
Sherry L. Cladouhos	☑	☑*	☑	☑	☑
James M. English	☑	☑	☑	☑*	☑
Annie M. Goodwin	☑	☑	☑	☑	☑*
Dallas I. Herron	☑	☑	☑	☑	☑

Name	Audit	Compensation	Compliance	Nominating/ Governance	Risk Oversight
Craig A. Langel	☑*	☑	☑	☑	☑
Douglas J. McBride	☑	☑	☑*	☑	☑
John W. Murdoch	☑	☑	☑	☑	☑
Mark J. Semmens	☑	☑	☑	☑	☑
Total Meetings in 2016	14	7	10	7	10
*Committee Chair during all of 2016.
____________________

(1)	Mr. Chesler was elected to the Board at Glacier’s 2016 annual meeting of shareholders on April 27, 2016.

Audit Committee. During the fiscal year ended December 31, 2016, the Audit Committee was comprised of eight directors. Each Audit Committee member is considered “independent” as defined by NASDAQ listing standards and applicable SEC rules. Mr. Langel served as Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee operates under a written charter adopted by the Board. As part of its periodic review of Audit Committee matters, the Audit Committee has received updates on the relevant requirements of applicable SEC rules and the corporate governance listing standards of NASDAQ.
The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of Glacier’s independent auditors to perform audit and non-audit services and related fees;

•	meet independently with Glacier’s internal auditing department, independent auditors and management;

•	review the integrity of Glacier’s financial reporting process;

•	review Glacier’s financial reports and disclosures submitted to bank regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related person transactions.
Compensation Committee. During the fiscal year ended December 31, 2016, the Compensation Committee was comprised of eight directors. Each Compensation Committee member is considered “independent” as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compensation Committee reviews the performance of the Company’s CEO and other key employees and determines, approves, and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO’s compensation, the Compensation Committee evaluates several performance factors including the Company’s financial results and levels of compensation of peer financial institutions. The Compensation Committee operates under a written charter adopted by the Board. A complete description of the executive compensation process applicable to 2016 is described under the section entitled “Compensation Discussion and Analysis.”
In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board;

•	reviews all employee benefit plans;

•	makes determinations in connection with compensation matters as may be necessary or advisable; and

•	recommends, if appropriate, revisions to the compensation and benefit arrangements for directors.
Compliance Committee. During the fiscal year ended December 31, 2016, the Compliance Committee was comprised of eight directors. Each Compliance Committee member is considered “independent” as defined by NASDAQ listing standards and applicable SEC and IRS rules. The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company, Glacier Bank, and our bank divisions and reports to the Board on such matters.
The Compliance Committee operates under a written charter adopted by the Board. In discharging its duties, the Compliance Committee is expected to, among other things:

•	review the material risk areas and review the regulatory environment and legal requirements associated with the same;

•	oversee the development and execution of a plan to monitor and remediate all compliance deficiencies identified by the Company or its examiners;

•	review internal reports to management prepared by the compliance department;

•
review and approve responses to regulatory agency examination reports prior to submission of any such response on examinations and ensure that all information requests made by regulatory agencies are accurately and timely addressed;

•	pre-approve all compliance auditing services to be provided to the Company; and

•	review, with legal counsel, any legal matter that could have a significant impact on the Company.
In carrying out its responsibilities and duties, the Compliance Committee will foster an environment that encourages all bank officers and employees to raise any compliance issues or concerns freely and without concern for retribution.
Nominating/Corporate Governance Committee. During the fiscal year ended December 31, 2016, the Nominating/Governance Committee was comprised of eight directors. Each Nominating/Governance Committee member is considered “independent” as defined by NASDAQ listing standards. The Nominating/Governance Committee is responsible for nominating a slate of directors for election at Glacier’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for: (i) considering management succession plans, the appropriate Board size, and committee structure and appointments; (ii) developing and reviewing corporate governance principles applicable to Glacier, Glacier Bank, and our bank divisions, including Glacier’s Corporate Governance Policy, in light of emerging standards and best practices and the needs of Glacier and its shareholders; and (iii) making such recommendations to the full Board as the Nominating/Governance Committee considers appropriate. The Nominating/Governance Committee operates under a written charter adopted by the Board.

The Nominating/Governance Committee will consider nominees recommended by shareholders if the recommendations are made in accordance with the procedures described in this Proxy Statement under the section entitled “Shareholder Proposals and Director Nominations.”
In deciding whether or not to recommend incumbent directors for re-nomination, the Nominating/Governance Committee evaluates Glacier’s evolving needs and assesses the effectiveness and contributions of its existing directors. The Nominating/Governance Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating/Governance Committee has not adopted, nor does it anticipate adopting, specific qualifications for Nominating/Governance Committee-recommended nominees, nor has the Nominating/Governance Committee adopted a formal policy relating to Board diversity, although the Nominating/Governance Committee and Board value a diversity of backgrounds, professional experience and skills among directors. The Nominating/Governance Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience and special skills. The Nominating/Governance Committee will also evaluate whether or not a nominee’s skills are complementary to existing Board members’ skills and the Board’s need for operational, management, financial, technological or other expertise.
In 2016, our Nominating/Governance Committee conducted an assessment survey of the Board’s performance. All directors were given a comprehensive questionnaire which included topics related to the composition, performance, initiative, and overall effectiveness of the Board and included a director peer review. The Board reviewed the results of the survey at a Board meeting, in executive session, and intends to continue this process annually in the future. The Board’s evaluation includes a review of the Corporate Governance Guidelines and an annual review of its committee charters to consider proposed changes.
Risk Oversight Committee. During the fiscal year ended December 31, 2016, the Risk Oversight Committee was comprised of all of the independent directors of the Company. The Risk Oversight Committee was formed in July 2012 to assist the Board in fulfilling its oversight responsibilities with regard to the Company’s risk management program. The scope of the Risk Oversight Committee extends over the entire enterprise and includes identification, measurement, monitoring, and controlling of the Company’s principle business risks related to strategy, the market, operations, and all aspects of compliance. Among the responsibilities of the Risk Oversight Committee is to engage management in an ongoing risk-appetite dialogue as conditions and circumstances change and new opportunities arise. The Risk Oversight Committee reviews and approves Glacier’s risk-appetite statement annually and approves any material amendments to the risk-appetite statement.
MANAGEMENT
Named Executive Officers Who Are Not Directors

The following table sets forth information with respect to Named Executive Officers during 2016 who are not directors or nominees for director of Glacier, including employment history for the last five years. All executive officers are appointed annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company Since

Don J. Chery	54	EVP and CAO	1989

Name	Age	Position	Has Served as an Officer of the Company Since

Ron J. Copher	59	EVP and CFO; Assistant Secretary (1)	2006
____________________

(1)	Mr. Copher served as EVP and CFO; Treasurer and Assistant Secretary in 2016. Effective January 1, 2017, Glacier separated the CFO and Treasurer roles.
EXECUTIVE COMPENSATION
The following section describes the compensation that Glacier pays its Named Executive Officers. “Officer” is defined in Rule 16a-1 of the Exchange Act to include those who perform a policy-making function, and “named executive officers” are defined by Item 402 of Regulation S-K to be the principal executive officer, the principal financial officer, and the other three most highly compensated executive officers, each of whose total compensation for the last fiscal year exceeded $100,000.
For 2016, Glacier had only four Named Executive Officers rather than five, as typically disclosed under SEC rules, because there are only four executive officers who perform a policy-making function for Glacier.
Glacier’s Named Executive Officers for the fiscal year ending December 31, 2016 were:

•	Michael J. Blodnick, President and CEO and a Glacier director (1);

•	Randall M. Chesler, President of Glacier Bank and a Glacier director (2);

•	Ron J. Copher, EVP and CFO; Assistant Secretary (3); and

•	Don J. Chery, EVP and CAO;
____________________

(1)	Mr. Blodnick served as President and CEO of Glacier until his retirement on December 31, 2016. Mr. Blodnick remains a director of Glacier.

(2)	Mr. Chesler served as President of Glacier Bank in 2016 and serves as President and CEO of Glacier effective January 1, 2017. Mr. Chesler is a director of Glacier.

(3)	Mr. Copher served as EVP and CFO; Treasurer and Assistant Secretary in 2016. Effective January 1, 2017, Glacier separated the CFO and Treasurer roles.
The following section includes:

•	Compensation Discussion and Analysis;

•	Summary Compensation Table and other tables detailing the compensation of the Named Executive Officers;

•	Narrative disclosure about various compensation programs and arrangements and post-employment and termination benefits payable to the Named Executive Officers;

•	Compensation Committee Interlocks and Insider Participation; and

•	Report of Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing Glacier’s compensation programs, as well as the compensation determinations and the rationale for those determinations relating to our Named Executive Officers.
This discussion should be read together with the compensation tables for our Named Executive Officers, which can be found following this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31 of such year.
Executive Summary

Financial and Strategic Highlights

•	2016 hit an all-time record for earnings at $121 million, which is an increase of 4% over 2015.

•	Both return on average assets (“ROAA”) and return on tangible equity (“ROTE”) remained well above peer averages for the year. ROAA was 1.32%, and ROTE was 12.71%.

•	Credit quality improved as non-performing assets decreased to 0.76% of assets in 2016, down from 0.88% in 2015.

•	The loan portfolio increased organically by 11%, which is the fourth consecutive annual increase in the loan portfolio.

•	The dollar amount of non-interest bearing accounts organically increased by 6% during the current year, contributing to the low cost of funding of 37 basis points for 2016.

•	Net interest income increased 8% for the year during a period of historically low interest rates.

•	Net interest margin as a percentage of earning assets, on a tax-equivalent basis, increased to 4.02% in 2016 from 4.00% in 2015.

•	The Company completed the acquisition of Treasure State Bank based in Missoula, Montana.

•
The Company announced the signing of a definitive agreement to acquire TFB Bancorp, Inc. and its subsidiary The Foothills Bank of Yuma, Arizona. This acquisition will mark the Company’s entrance into the state of Arizona and is expected to be completed in the second quarter of 2017.

•	The Company successfully completed the year-long effort to consolidate its Bank divisions’ individual core database systems into a single core database system.

Key Executive Compensation Actions - Background
We believe that we need to offer competitive compensation in order to recruit, motivate and retain qualified executives. In late 2011 and early 2012, the Compensation Committee, with the assistance of its independent consultant, McLagan, reviewed a peer benchmarking analysis and determined that Glacier’s Named Executive Officer compensation levels for Messrs. Blodnick, Copher and Chery, who were then the only Named Executive Officers, were below the 25th percentile (that is to say, such levels were in the lowest 25%) in terms of salary and total compensation compared to the peer group. As a result, the Compensation Committee undertook the following compensation program initiatives commencing in 2012:

•
Salaries: The McLagan study determined that Mr. Blodnick’s salary was positioned 48% below the peer group median, Mr. Copher was 36% below the median, and Mr. Chery was 27% below the median. As a result, a plan was developed to bring salaries closer to the peer group median over the following five years (the “Five-Year Plan”), beginning with moving the salaries of Messrs. Copher and Chery to the market 25th percentile and increasing Mr. Blodnick’s salary by 20% of the shortfall to median. This plan was implemented effective January 2012 and was continued in each subsequent year through and including 2016; and

•
Performance-Based Incentive Programs: In 2012, the Compensation Committee established both an annual and a long-term incentive program with pre-defined performance goals directly linking incentive awards to the Company’s goals. Both such programs were implemented again in 2016. 2016 resulted in achievement of 108.1% of the target short-term awards and 107.4% of the target long-term awards.

Say-on-Pay Vote
The Compensation Committee evaluates our executive compensation programs in light of market conditions, shareholder views, and governance considerations and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and under Section 14A of the Exchange Act, we held an advisory vote on the compensation of our Named Executive Officers (“Say-on-Pay”) at the 2016 annual shareholder meeting. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 98.2% of shareholder votes cast in favor of the Say-on-Pay resolution. As the Compensation Committee evaluated our compensation programs in 2016, it took into account our shareholders’ vote of confidence in making changes to our executive compensation program as described above to ensure a continued link of pay to performance.
Executive Compensation Philosophy

The quality of our employees, including our executive team, is critical to executing our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incenting highly qualified executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:

•
We are committed to providing effective compensation and benefit programs that are competitive within our industry and with other relevant organizations with which Glacier, Glacier Bank, and our bank divisions compete for employees.

•	Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.

•	Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.

Consistent with this overall philosophy, we have designed our compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits appealing enough to attract, retain and motivate highly qualified employees.
The Compensation Committee designs our overall compensation program and makes decisions regarding individual executive compensation in the context of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Our philosophy is to tie a significant percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, Glacier strives to set base salaries at competitive levels, with an opportunity for each executive to be well rewarded through the annual incentive bonus and equity grants if Glacier meets its performance objectives.
The compensation philosophy is reviewed and approved annually by the Compensation Committee. Decisions made by the Compensation Committee and the Board relative to compensation take all current applicable rules, regulations and guidance into consideration and are made with the goal of being compliant with all such requirements.
Role of the Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. When appropriate, the Compensation Committee makes recommendations to the Board on items that require Board approval. Specifically, in 2016, the Compensation Committee:

•	Monitored incentive programs with a view to avoid creating incentives that could subject the Company to excessive risk;

•	Reviewed and approved the compensation peer group (“Compensation Peer Group”);

•	Reviewed and recommended salary adjustments for Messrs. Blodnick, Chesler, Copher and Chery for Board approval;

•	Approved the annual and long-term incentive program opportunities and goals; and

•	Reviewed and approved the incentive program awards for the Named Executive Officers.
Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.
In 2011 and 2012, the Compensation Committee retained the services of McLagan as an independent outside compensation consultant. McLagan’s services include conducting peer group analysis and benchmarking studies, establishing compensation guidelines, assisting with the design of incentive programs, and providing insight on emerging regulations and best practices. McLagan was engaged by and reported directly to the Compensation Committee. McLagan has been engaged by the Compensation Committee periodically since 2011 and continues to provide guidance to the Compensation Committee.
The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing McLagan’s independence and the independence of the senior advisors involved in the engagement which included the following: (1) other services provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and any member(s) of the Compensation Committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagement did not raise any conflict of interest.
Role of Management

Our CEO performs an annual performance review for executive officers of the Company and our bank division presidents and provides a recommendation to the Compensation Committee regarding base salary and bonus targets for such persons, which the Compensation Committee has discretion to approve or modify. The Compensation Committee meets separately on an annual basis with our CEO to discuss his compensation. No Named Executive Officers are present for the Compensation Committee’s discussions, deliberations and decisions with respect to their individual compensation. The Compensation Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval.
Risk Review

The Compensation Committee reviewed and discussed a compensation risk assessment performed by representatives from Human Resources. The Compensation Committee’s conclusion was that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business or operations. This risk assessment process included a periodic review of the design and operation of the Company’s incentive compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk.
Competitive Benchmarking and Peer Group

The Compensation Peer Group is periodically updated by the Compensation Committee and consists of companies that the Compensation Committee believes are comparable in size to the Company and with which we may compete. In 2012, McLagan conducted an analysis of the Compensation Peer Group with emphasis on factors previously utilized by the Compensation Committee to determine appropriate companies for inclusion, with emphasis on asset size, profitability and location as the measures of comparability, in that order of importance.
Potential comparable companies were initially filtered by asset size and then were evaluated for profitability, including provisions for asset quality and other performance standards believed to best generally align with Glacier’s goals.
As discussed above in the section entitled “Key Executive Compensation Actions - Background,” the Compensation Peer Group used to implement the Five-Year Plan (relevant to Messrs. Blodnick, Copher and Chery) was established in late 2011 and early 2012, and the relevant Compensation Peer Group was disclosed in the Company’s 2013 proxy statement. The section below entitled “Base Salary” describes in detail the formulae used to implement the Five-Year Plan.
The Compensation Peer Group has been updated periodically since 2012, in each instance with the assistance of McLagan, for specific purposes including the analysis of equity and long-term incentive practices across the banking industry (late 2014), to establish the compensation arrangement for Mr. Chesler for the period August 1, 2015 to December 31, 2016 (April 2015, which Compensation Peer Group is listed below), and to establish Mr. Chesler’s 2017 salary (December 2016).

Based upon its analysis and the information provided by McLagan, the Compensation Committee approved the following list of peer banks constituting the 2015 Compensation Peer Group:

Banner Corp. (BANR)	First Financial Bankshares (FFIN)	PacWest Bancorp (PACW)
Chemical Financial Corp. (CHFC)	First Interstate BancSystem (FIBK)	Park National Corp. (PRK)
Columbia Banking System Inc. (COLB)	First Midwest Bancorp Inc. (FMBI)	Texas Capital Bancshares Inc. (TCBI)
CVB Financial Corp. (CVBF)	Hilltop Holdings Inc. (HTH)	Trustmark Corp. (TRMK)
F.N.B. Corp. (FNB)	International Bancshares Corp. (IBOC)	United Community Banks Inc. (UCBI)
First Commonwealth Financial (FCF)	National Penn Bancshares Inc. (NPBC) (1)	Western Alliance Bancorp (WAL)
First Financial Bancorp (FFBC)	Old National Bancorp (ONB)
____________________

(1)	NPBC was acquired April 1, 2016 by BB&T Corporation (BBT).
Discussion of Executive Compensation Components
The following table outlines the major elements of 2016 total compensation for the Named Executive Officers:

Compensation Element	Purpose	Link to Performance	Fixed / Performance-Based	Short- / Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance and market practices	Fixed	Short-Term
Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value
Based on achievement of predefined corporate performance objectives; a portion of Named Executive Officer cash bonuses are deferred on a mandatory basis, with additional performance triggers related to long-term performance
			Performance-Based	Short-Term Long-Term: Mandatory Deferrals
Long-Term Incentive Awards	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multi-year vesting	Based on achievement of predefined corporate performance objectives	Performance-Based	Long-Term
Supplemental Executive Retirement Plan	Provides income security into retirement	Competitive practice	Fixed	Long-Term
Benefits and Perquisites	Provides limited perquisites as well as health and welfare benefits on the same basis as to our general employee population	Competitive practice	Fixed	Short-Term

Base Salary
The Compensation Committee reviews salaries of the Compensation Peer Group but bases its determinations on the qualifications, experience and performance of the individual executives and the value of the position to the organization.
The compensation study performed by McLagan in the fall of 2011 concluded that the salaries for each of Messrs. Blodnick (CEO), Copher (CFO) and Chery (CAO) were significantly below the Compensation Peer Group market median: the CEO was 48% below the median, the CFO was 36% below, and the CAO was 27% below.
As a result of the findings of the study, effective January 2012, salaries for Messrs. Blodnick, Copher and Chery were increased to move toward levels that were more in line with the market. As discussed under the section entitled “Executive Summary - Key Executive Compensation Actions - Background” above, a plan was developed to bring salaries closer to the 2012 peer group median over five years, commencing in 2012 and continuing through 2016. The Compensation Committee established the following strategy, which is reflected in salaries paid to Messrs. Blodnick, Copher and Chery in 2016:

•	CEO: Increase base salary to the 2012 market median over the following five years by providing the following adjustments:

Year	Adjustment for Market Median Shortfall (%)
2012 2013 2014 2015 2016	20.0% 25.0% 33.3% 50.0% 100.0%

•	CFO and CAO: Bring salaries to the 25th percentile of the market in 2012. Increase salaries to the 2012 market median equally over the remaining four years as follows:

Year	Adjustment for Market Median Shortfall (%)
2013 2014 2015 2016	25.0% 33.3% 50.0% 100.0%

The table below shows the 2015 and 2016 salary adjustments for Messrs. Blodnick, Copher and Chery, which remain well below the Compensation Peer Group market median.

Name	Position	Base Salary 2014	Base Salary 2015	Increase over 2014	Base Salary 2016	Increase over 2015
Michael J. Blodnick	President and CEO	$548,245	$627,997	14.5%	$710,140	13.1%
Ron J. Copher	EVP and CFO	327,786	353,645	7.8	380,280	7.5
Don J. Chery	EVP and CAO	286,653	300,482	4.8	314,725	4.7
Annual Incentive Bonus
The short-term incentive program (“STIP”) for 2016 is designed to motivate executives to attain superior annual performance in key areas we believe create long-term value to Glacier and its shareholders. The STIP is also designed to provide incentive compensation opportunities competitive with those of Glacier’s peers.
The STIP and its goals are reviewed annually by the Compensation Committee. The 2016 STIP opportunities as a percentage of salary for each of the Named Executive Officers and 2016 results are shown below.

Position	Annual Incentive Program Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
CEO	0%	60%	90%	76%
Bank President	0%	50%	75%	64%
CFO and CAO	0%	40%	60%	51%

To maintain focus on long-term Company performance and discourage excessive risk taking, the Compensation Committee established that incentive awards earned for 2016 performance were subject to a mandatory deferral as follows: 50% was paid on February 10, 2017, and the remaining 50% is to be paid 25% by March 15, 2018 and 25% by March 15, 2019. This mandatory deferral program continues the practice implemented in prior years with respect to incentive awards. Payment of deferrals in 2018 and 2019 are triggered by meeting the following minimum performance conditions over the deferral period:

•	NPAs / Total Subsidiary Assets no greater than 2.0%; and

•	Must meet eligibility requirements outlined in the STIP program document.
Performance goals were established in 2016 to balance Company focus on profitability, credit quality, and growth. Goals are reviewed and approved annually by the Board with input from management. The table below shows the goals and corresponding results for 2016:

Short-Term Incentive Program *		Threshold	Target	Maximum
Performance Area	Weight	80%	100%	115%	Actual Result	Result % of Target	Weighted % of Target
YTD Return on Tangible Equity	20.00%	9.60%	12.00%	13.80%	12.67%	105.6%	21.1%
Non-performing Assets / Total Subsidiary Assets	20.00%	1.44%	1.20%	1.02%	0.75%	115.0%	23.0%
Net DDA Growth (# of accounts)	20.00%	3.20%	4.00%	4.60%	4.98%	115.0%	23.0%
YTD Efficiency Ratio	20.00%	58.00%	55.00%	52.00%	55.91%	93.9%	18.8%
YTD Net Interest Margin	20.00%	3.40%	3.75%	4.10%	4.01%	111.1%	22.2%
	100.00%				Overall Performance:		108.1%
*Excludes the impact of acquisitions during 2016.
The goals were selected in light of Glacier’s strategic plan, key initiatives, and the need to balance risks in executive compensation arrangements. The 2016 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2016 performance results would reflect an increase over 2015 results.
Long-term Incentives
The long-term incentive program (“LTIP”) is designed to reward executives for annual performance relative to Company objectives while aligning the interests of executives with those of our shareholders. The LTIP provides executives the opportunity to increase their ownership in Glacier while at the same time creates a retention vehicle through the use of a multi-year vesting period.
Target long-term awards as a percentage of salary for each of the Named Executive Officers and the 2016 results are shown below.

Position	Long-Term Incentive Program Opportunity Levels as a % of Base Salary			Actual Earned
	Threshold	Target	Maximum
CEO	0%	50%	75%	62%
Bank President	0%	40%	60%	50%
CFO and CAO	0%	30%	45%	37%

LTIP performance goals were set similarly to those of the STIP, with the exception of net interest margin, which is excluded. Goals are reviewed and approved annually by the Board with input from management.
The LTIP goals were selected in light of Glacier’s long-term strategic plan, long-term initiatives, and the need to balance risks in executive compensation arrangements. The 2016 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2016 performance results would reflect an increase over 2015 results.

Long-Term Incentive Program *		Threshold	Target	Maximum
Performance Area	Weight	80%	100%	115%	Actual Result	Result % of Target	Weighted % of Target
YTD Return on Tangible Equity	25.00%	9.60%	12.00%	13.80%	12.67%	105.6%	26.40%
Non-performing Assets / Total Subsidiary Assets	25.00%	1.44%	1.20%	1.02%	0.75%	115.0%	28.75%
Net DDA Growth (# of accounts)	25.00%	3.20%	4.00%	4.60%	4.98%	115.0%	28.75%
YTD Efficiency Ratio	25.00%	58.00%	55.00%	52.00%	55.91%	93.9%	23.50%
	100.00%				Overall Performance:		107.40%
*Excludes the impact of acquisitions during 2016.
The 2016 long-term incentive awards consist solely of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. Restricted shares were chosen because they provide the desired retention incentive for executives while also aligning the executives’ interests with those of shareholders without encouraging excessive risk taking. In addition, restricted shares deliver value reflecting the long-term performance of the Company.
Randall M. Chesler Compensation
Mr. Chesler commenced service as President of Glacier Bank on August 1, 2015, and the terms of his employment agreement are summarized under the section entitled “2016 Employment Arrangements and Potential Payments Upon Termination or Change in Control” below. Mr. Chesler’s compensation arrangement for the period from August 1, 2015 to December 31, 2016, during which period Mr. Chesler served as President of Glacier Bank, was established by the Compensation Committee with the assistance of McLagan. In connection with its analysis, McLagan prepared a customized peer group for the Compensation Committee’s use. Annual salary for the term of the employment agreement from August 1, 2015 to December 31, 2016 was determined to be commensurate with the 50th percentile of the number two executive position among the peer group.
Profit Sharing Plan
The Named Executive Officers participate in the Glacier Profit Sharing Plan, which includes a 3% safe harbor contribution plus a discretionary contribution. The Profit Sharing Plan includes a trigger for the discretionary contribution, which is set equal to the 2016 LTIP qualifier of NPAs / Total Subsidiary Assets no greater than 2.0%. The Company considered ROTE as a primary metric in determining its discretionary contribution. Based on ROTE of 12.71% (which for purposes of the Profit Sharing Plan includes the impact of acquisitions during 2016), the 2016 discretionary contribution was 5%.
Retirement Benefits
As part of our total compensation policy, we offer executives the opportunity to participate in both a tax-deferred compensation plan and a Supplemental Executive Retirement Plan (“SERP”). Each of our Named Executive Officers is a participant in the SERP. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans.

The deferred compensation plan allows certain Company and bank division executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Members of the Board are also entitled to participate in a deferred compensation plan, but not the SERP. Participation in these plans is elective. Terms of the deferred compensation plans and the Named Executive Officer SERP are described under the section entitled “Post-Employment and Termination Benefits.”
Termination and Change-in-Control Benefits
As an additional part of our total compensation policy, we have entered into employment agreements with certain executive officers that allow for continuation of current base salary upon termination without cause or upon termination under certain circumstances following a change in control of the Company. These agreements provide for payments ranging from one times annual base salary to 2.99 times annual base salary. These arrangements are intended to retain our executives who could have other employment alternatives that may appear to them to be less risky absent these arrangements.
The change-in-control arrangements in our executive officer employment agreements are “double trigger,” meaning that benefits are not awarded upon a change in control unless the executive’s employment is terminated without cause or for good reason within a specified period of time following the transaction. We believe this structure strikes a balance between the incentives and the executive retention effects described above without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change-in-control transaction.
The terms of these agreements are described under the section entitled “Post-Employment and Termination Benefits.” That section also contains tables showing the amounts that the Named Executive Officers would have received if their employment had terminated at fiscal year-end in connection with a change in control.
Other General Employee Benefits
Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.
Other Arrangements

The Board and the Compensation Committee have established additional policies to ensure the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are summarized below.
162(m) and Tax Consequences
Under federal income tax law, a public company may not deduct non-performance-based compensation in excess of $1 million paid to its chief executive officer or any of its other three highest-paid executive officers (excluding the CFO). No executive officer of Glacier received non-performance-based compensation in excess of this limit in fiscal year 2016. The Compensation Committee currently intends to continue to manage Glacier’s executive compensation program in a manner that will maximize federal income tax deductions. However, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) when in its judgment such award would be appropriate to achieve Glacier’s compensation objectives and otherwise is in the best interests of the Company.

The 2015 Stock Incentive Plan (“2015 Equity Plan”) and 2015 Short Term Incentive Plan (“2015 Short Term Incentive Plan”) approved by the Company’s shareholders at the 2015 annual meeting are intended, among other purposes, to allow for performance-based compensation to executive officers within the meaning of Section 162(m).
Discussion of Option and Restricted Stock Grant Timing
The Company does not have a policy as to when options and restricted shares are granted during the year. The Compensation Committee and Board plan to meet in January of each year to consider the award of stock options and restricted stock to directors, executives and other officers with a February grant date. The Company does not back date options or grant options retroactively and does not coordinate option grants with the release of positive or negative corporate news. Neither the Company’s 2005 Stock Incentive Plan (“2005 Plan”), which expired in February 2015, nor the 2015 Equity Plan permit the award of discounted options or the repricing of stock options. Pursuant to the terms of the 2005 Plan and the 2015 Equity Plan, option prices are determined based on closing price of the Company’s publicly traded common stock on the grant date, or if shares were not traded on the grant date, then on the nearest preceding trading day.
Compensation Tables
The following table shows compensation paid to or accrued by the Named Executive Officers for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (17)	All Other Compensation ($)	Total ($)
Michael J. Blodnick, President and CEO	2016 2015 2014	$706,981 624,929 545,267	$-- -- --	$373,659 (2) 351,806 (3) 291,545 (4)	$494,119 (6) 424,796 (7) 366,583 (8)	$193,608 157,241 123,025	$29,935 (18) 28,781 (19) 27,888 (20)	$1,798,302 1,587,553 1,354,308
Randall M. Chesler, President of Glacier Bank	2016 2015	411,538 153,846	-- 300,000 (10)	200,016 (2) 400,000 (5)	130,810 (9) -- (10)	34,069 --	33,200 (21) 257,912 (22)	809,633 1,111,758
Ron J. Copher, EVP and CFO	2016 2015 2014	379,256 352,651 326,821	-- -- --	126,252 (2) 126,201 (3) 112,751 (4)	183,021 (11) 166,535 (12) 153,252 (13)	36,150 30,213 21,368	27,920 (23) 27,808 (24) 27,206 (25)	752,599 703,408 641,398
Don J. Chery, EVP and CAO	2016 2015 2014	314,178 299,950 286,137	-- -- --	107,291 (2) 110,363 (3) 101,860 (4)	154,447 (14) 144,517 (15) 136,893 (16)	22,394 17,715 11,734	30,054 (26) 31,355 (27) 30,536 (28)	628,364 603,900 567,160
____________________

(1)
Represents the grant date fair value of the stock awards. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2016, included in the Company’s accompanying Annual Report.

(2)
The fair market value of the restricted stock awards granted in 2016 is based on the per-share price of Glacier’s common stock at the close of business on February 12, 2016 ($23.38). The date on which the stock awards were granted, February 15, 2016, was a non-trading day. The awards vest evenly over a period of three years.

(3)
The fair market value of the restricted stock awards granted in 2015 is based on the per-share price of Glacier’s common stock at the close of business on February 13, 2015 ($25.02), the date on which the stock awards were granted. The awards vest evenly over a period of three years.

(4)
The fair market value of the restricted stock awards granted in 2014 is based on the per-share price of Glacier’s common stock at the close of business on February 14, 2014 ($26.63), the date on which the stock awards were granted. The awards vest evenly over a period of three years.

(5)
The fair market value of the restricted stock award granted in 2015 is based on the per-share price of Glacier’s common stock at the close of business on July 31, 2015 ($28.10). The date on which the stock award was granted, August 1, 2015, was a non-trading day. The award vests evenly over a period of four years.

(6)
Represents the performance-based cash bonus that was paid in 2017 pursuant to the STIP. The total bonus earned by Mr. Blodnick was $541,127 based on 2016 results. The bonus amount is payable 50% in 2017, 25% in 2018, and 25% in 2019. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(7)
Represents the performance-based cash bonus that was paid in 2016 pursuant to the STIP. The total bonus earned by Mr. Blodnick was $462,205 based on 2015 results. The bonus amount is payable 50% in 2016, 25% in 2017, and 25% in 2018. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(8)
Represents the performance-based cash bonus that was paid in 2015 pursuant to the STIP. The total bonus earned by Mr. Blodnick was $432,017 based on 2014 results. The bonus amount is payable 50% in 2015, 25% in 2016, and 25% in 2017. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(9)
Represents the performance-based cash bonus that was paid in 2017 pursuant to the STIP. The total bonus earned by Mr. Chesler was $261,620 based on 2016 results. The bonus amount is payable 50% in 2017, 25% in 2018, and 25% in 2019. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(10)	Mr. Chesler was not eligible for a cash bonus pursuant to the STIP in 2015. The total represents a $200,000 cash incentive bonus and a $100,000 signing bonus.

(11)
Represents the performance-based cash bonus that was paid in 2017 pursuant to the STIP. The total bonus earned by Mr. Copher was $193,183 based on 2016 results. The bonus amount is payable 50% in 2017, 25% in 2018, and 25% in 2019. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(12)
Represents the performance-based cash bonus that was paid in 2016 pursuant to the STIP. The total bonus earned by Mr. Copher was $173,522 based on 2015 results. The bonus amount is payable 50% in 2016, 25% in 2017, and 25% in 2018. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(13)
Represents the performance-based cash bonus that was paid in 2015 pursuant to the STIP. The total bonus earned by Mr. Copher was $172,197 based on 2014 results. The bonus amount is payable 50% in 2015, 25% in 2016, and 25% in 2017. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(14)
Represents the performance-based cash bonus that was paid in 2017 pursuant to the STIP. The total bonus earned by Mr. Chery was $159,881 based on 2016 results. The bonus amount is payable 50% in 2017, 25% in 2018, and 25% in 2019. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(15)
Represents the performance-based cash bonus that was paid in 2016 pursuant to the STIP. The total bonus earned by Mr. Chery was $147,437 based on 2015 results. The bonus amount is payable 50% in 2016, 25% in 2017, and 25% in 2018. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(16)
Represents the performance-based cash bonus that was paid in 2015 pursuant to the STIP. The total bonus earned by Mr. Chery was $150,588 based on 2014 results. The bonus amount is payable 50% in 2015, 25% in 2016, and 25% in 2017. The deferred portions of the cash bonus are payable only upon the satisfaction of certain requirements as described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(17)
The amount represents the increase in the actuarial present value of accumulated benefit under Glacier’s SERP, the material terms of which are described below under the section entitled “Post-Employment and Termination Benefits - Supplemental Executive Retirement Plan” and above-market earnings on non-qualified deferred compensation. Earnings are credited at one-half of the Company’s current year return on average equity.

(18)	Amount includes $8,735 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(19)	Amount includes $7,581 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(20)	Amount includes $7,088 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $20,800 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(21)	Amount includes $12,000 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(22)
Amount includes $0 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program, $5,147 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan, and $252,765 for relocation expenses.

(23)	Amount includes $6,720 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(24)	Amount includes $6,608 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(25)	Amount includes $6,406 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $20,800 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(26)	Amount includes $8,854 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(27)	Amount includes $10,155 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $21,200 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

(28)	Amount includes $9,736 allocated or paid by Glacier pursuant to the Company’s 401(k) matching program and $20,800 allocated or paid by Glacier pursuant to Glacier’s Profit Sharing Plan.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	($)	($)	($)
Michael J. Blodnick	---	---	$424,189	$636,283	---	$353,490	$530,236
Randall M. Chesler	---	---	205,769	308,654	---	164,615	246,923
Ron J. Copher	---	---	151,703	227,554	---	113,777	170,665
Don J. Chery	---	---	125,671	188,507	---	94,253	141,380
____________________

(1)
These amounts represent ranges of the possible performance-based cash bonuses that could have been paid in 2017 based on 2016 results pursuant to the STIP. The actual bonuses paid are displayed under the column entitled “Non-Equity Incentive Plan Compensation” within the Summary Compensation Table. The incentive target level is determined as the aggregate dollar amount derived from the Named Executive Officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 60% for Mr. Blodnick, 50% for Mr. Chesler, and 40% for each of Messrs. Copher and Chery. The maximum incentive is 90% for Mr. Blodnick, 75% for Mr. Chesler, and 60% for each of Messrs. Copher and Chery. The STIP is further described in the section entitled “Compensation Discussion & Analysis - Annual Incentive Bonus.”

(2)
These amounts were the possible equity payouts in 2017 for performance in 2016 pursuant to grants of restricted stock under the STIP. The actual amounts awarded are not included in the Summary Compensation Table because they were granted by the Company in 2017.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning stock that has not vested under equity incentive plan awards as of December 31, 2016 for each Named Executive Officer of the Company.

	Stock Awards
Name	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (1)
Michael J. Blodnick	29,006 (2)	$1,050,887
Randall M. Chesler	19,232 (3)	696,775
Ron J. Copher	10,175 (4)	368,640
Don J. Chery	8,805 (5)	319,005
____________________

(1)	Amounts shown are calculated using the per-share price of Glacier’s common stock at the close of business on December 30, 2016 ($36.23).

(2)
Represents 15,982 shares of restricted stock granted February 15, 2016, 9,374 shares of restricted stock granted February 13, 2015, and 3,650 shares of restricted stock granted February 14, 2014. Each restricted stock grant became fully vested upon Mr. Blodnick’s retirement December 31, 2016.

(3)
Represents 8,555 shares of restricted stock granted February 15, 2016 that vests in equal annual installments over a three-year period beginning the year after the grant was made so that 2,852 shares will vest in February 2017, 2,852 shares will vest in February 2018, and 2,851 shares will vest in February 2019; represents 10,677 shares of restricted stock granted August 1, 2015 that vests in equal annual installments over a four-year period beginning the year after the grant was made so that 3,558 shares will vest in August 2017, 3,558 shares will vest in August 2018, and 3,561 shares will vest in August 2019.

(4)
Represents 5,400 shares of restricted stock granted February 15, 2016, 3,363 shares of restricted stock granted February 13, 2015, and 1,412 shares of restricted stock granted February 14, 2014. Each restricted stock grant vests in equal annual installments over a three-year period beginning the year after the grant was made so that 4,893 shares will vest in February 2017, 3,482 shares will vest in February 2018, and 1,800 shares will vest in February 2019.

(5)
Represents 4,589 shares of restricted stock granted February 15, 2016, 2,941 shares of restricted stock granted February 13, 2015, and 1,275 shares of restricted stock granted February 14, 2014. Each restricted stock grant vests in equal annual installments over a three-year period beginning the year after the grant was made so that 4,275 shares will vest in February 2017, 3,001 shares will vest in February 2018, and 1,529 shares will vest in February 2019.

Option Exercises and Stock Vested
The following table presents information concerning each vesting of stock during 2016 for each Named Executive Officer of the Company.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael J. Blodnick (2)	12,927	$302,233
Randall M. Chesler (3)	3,558	96,813
Ron J. Copher (4)	5,030	117,601
Don J. Chery (5)	4,557	106,543
____________________

(1)
Amounts shown are calculated using the per-share price of Glacier’s common stock at the close of business on February 12, 2016 ($23.38) for Messrs. Blodnick, Copher and Chery and on August 1, 2016 ($27.21) for Mr. Chesler.

(2)
Represents the fair market value and vesting of shares in February 2016 as follows: 4,591 shares of restricted stock granted in 2013, 3,649 shares of restricted stock granted in 2014, and 4,687 shares of restricted stock granted in 2015.

(3)	Represents the fair market value and vesting of 3,558 shares of restricted stock granted in 2015 that vested August 1, 2016.

(4)
Represents the fair market value and vesting of shares in February 2016 as follows: 1,938 shares of restricted stock granted in 2013, 1,411 shares of restricted stock granted in 2014, and 1,681 shares of restricted stock granted in 2015.

(5)
Represents the fair market value and vesting of shares in February 2016 as follows: 1,812 shares of restricted stock granted in 2013, 1,275 shares of restricted stock granted in 2014, and 1,470 shares of restricted stock granted in 2015.

Director and Employee Plans
Equity Award Plans
The Company maintained the 2005 Plan until its expiration in February 2015. Equity awards to eligible officers, employees, consultants and directors for 2015, excluding Mr. Chesler who commenced service to the Company effective August 1, 2015, were made under the 2005 Plan prior to such plan’s expiration. Options and equity awards made under the 2005 Plan will remain outstanding and will be governed by the terms of the 2005 Plan.
At the 2015 annual meeting, shareholders of Glacier approved the 2015 Equity Plan. The 2015 Equity Plan provides for awards of stock-based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2015 Equity Plan in the form of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, and performance awards.
The 2015 Equity Plan is effective for ten years and limits the grant of equity awards to any one eligible person to a maximum of 50,000 shares in a calendar year; the maximum number of shares subject to all awards to any non-employee director in a calendar year is 5,500. The aggregate number of shares authorized for issuance under the 2015 Equity Plan is 2,500,000, of which 147,392 have been issued and 2,352,608 remain available for issuance at December 31, 2016.
Cash Incentive Award Plan
The Company has maintained an annual cash incentive award program as part of our overall compensation structure since 2012 when we adopted such program for our executive officers following the recommendation of our outside compensation consultant. The expired 2005 Plan provided for the granting of cash-based performance compensation awards, although the Company did not utilize this feature of the 2005 Plan in making awards under its annual cash incentive awards program. The 2015 Short Term Incentive Plan approved by Glacier shareholders at the 2015 annual meeting is designed, among other purposes, to allow for annual cash incentive awards to executive officers, such as those made since the adoption of our annual cash incentive award program in effect since 2012, under a compensatory plan that meets the requirements of Section 162(m) of the Internal Revenue Code.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	(1)	(2)	(3)
Michael J. Blodnick	SERP	N/A	$1,163,010	$0
Randall M. Chesler	SERP	N/A	34,069	0
Ron J. Copher	SERP	N/A	109,485	0
Don J. Chery	SERP	N/A	58,610	0
____________________

(1)	The terms of the SERP are described below in the section entitled “Supplemental Executive Retirement Plan.”

(2)	There are no minimum service requirements under the SERP.

(3)
Based on the amounts accrued through fiscal year 2016, in the event the SERP is triggered, the Named Executive Officer could receive a payment in the amount stated in the table (i) payable in five annual installments for each of Messrs. Blodnick and Chesler and (ii) in a lump-sum payment for each of Messrs. Copher and Chery.

Post-Employment and Termination Benefits

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($) (1)	($)	($) (2)	($)	($)
Michael J. Blodnick	$--	$--	$85,757	$--	$1,662,674
Randall M. Chesler	--	--	--	--	--
Ron J. Copher	--	--	--	--	--
Don J. Chery	--	--	--	--	--
____________________

(1)
Amounts deferred pursuant to the Deferred Plan, which are reported as compensation to each of the Named Executive Officers. The material terms of the Deferred Plan are described below in the section entitled “Deferred Compensation Plan.”

(2)	Earnings on amounts deferred under the Deferred Plan are credited at one-half of the Company’s current year return on average equity, or 5.50% in 2016.
Deferred Compensation Plan
Directors and Key Employees. Since December 1995, Glacier has maintained a non-qualified and non-funded deferred compensation plan (“Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. The Deferred Plan was amended in 2005 and 2008 principally in response to the enactment of Section 409A of the Internal Revenue Code and permits participants to elect cash-out distributions and to make new distribution elections on terms that conform to the restrictions set forth in Section 409A of the Internal Revenue Code.
As amended and restated, the Deferred Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal 50% of the Company’s return on average equity (whether positive or negative) as of December 31 for such year. This change is expected to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.
Non-Employee Service Providers. During 2012, Glacier established the Nonemployee Service Provider Deferred Compensation Plan (“NES Deferred Plan”). The NES Deferred Plan is a nonqualified deferred compensation plan that is unfunded and is maintained primarily for the purpose of providing deferred compensation for certain non-employee service providers of the Company and its affiliates. The NES Deferred Plan was established to allow such directors to continue to contribute to a deferred compensation plan following the consolidation of Glacier’s bank subsidiaries in 2012.
Supplemental Executive Retirement Plan. In December 1995, the Board adopted a nonqualified and nonfunded SERP for executive officers and entered into separate SERPs with certain of the executives. The SERP is intended to supplement payments due to participants upon retirement under the Company’s other qualified plans. In general, the SERP provides that Glacier will credit each participating executive’s account, on an annual basis, an amount equal to employer contributions that would have otherwise been allocated to the executive’s account under the tax-qualified plans were it not for limitations imposed by the Internal Revenue Service or participation in the Deferred Plan. Payments under the SERP are payable in a lump sum (with respect to Messrs. Copher and Chery) or in five annual installments (with respect to Mr. Blodnick). Amounts credited to the executive’s account shall be paid to him on, or beginning on, the first day of the first month immediately following the month upon a payment trigger event, which include: (i) separation from service; (ii) attainment of age 65; (iii) any of the first five anniversary dates following his separation from service; or (iv) any of the first five anniversary dates following his attainment of age 65. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for cause (as defined in the SERP agreement), no benefits will be payable to the executive under the SERP, and all obligations of the Company with respect to the executive’s SERP will cease.
In 2005 and 2008, the SERP was amended to principally mirror those changes described above for the Company’s Deferred Plan, namely permitting participants to make cash-out elections and new distribution elections and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to 50% of the Company’s return on average equity.
2016 Employment Arrangements and Potential Payments Upon Termination or Change In Control
Below are summaries of certain arrangements between the Named Executive Officers and the Company or Glacier Bank. These summaries are qualified in their entirety by the individual 2016 agreements which were filed as exhibits to our Form 10-K for the year ended December 31, 2015. The terms “Cause,” “Good Reason,” and “Change in Control” are defined in the respective employment agreements with each Named Executive Officer.
Michael J. Blodnick
During calendar year 2016, Mr. Blodnick’s employment was governed by an employment agreement that became effective January 1, 2016. The agreement terminated December 31, 2016, and Mr. Blodnick retired from the Company and Glacier Bank effective December 31, 2016.
If Mr. Blodnick’s employment had been terminated by the Company without Cause or by Mr. Blodnick for Good Reason during the term of the agreement, Mr. Blodnick would have received a payment equal to the base salary to which he would have been entitled for the remainder of the term of the agreement if his employment had not terminated. All such payments must be completed no later than March 15 of the calendar year following the calendar year in which employment was terminated. Mr. Blodnick was prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.
If Mr. Blodnick’s employment had been terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurred, within three years following a Change in Control, or if Mr. Blodnick terminated his employment for Good Reason within three years of a Change in Control, the agreement provided that Mr. Blodnick would be entitled to receive an amount equal to 2.99 times his then-current annual salary, payable in 36 monthly installments. The agreement provided that payments to be received by Mr. Blodnick would be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. In addition, the payments to be received by Mr. Blodnick would be reduced by any compensation that he received from the Company or its successor following the Change in Control and/or after his termination of employment.
Randall M. Chesler
During calendar year 2016, Mr. Chesler’s employment was governed by an employment agreement that became effective June 18, 2015, with a term of August 1, 2015 to December 31, 2017, and provides that Mr. Chesler shall serve as (i) President and a director of Glacier Bank beginning August 1, 2015 and (ii) President and CEO of each of Glacier Bank and the Company beginning January 1, 2017.
The provisions of Mr. Chesler’s employment agreement regarding termination of employment in connection with a Change in Control are identical to those of Mr. Blodnick’s employment agreement as described above.
Ron J. Copher
During calendar year 2016, Mr. Copher’s employment was governed by an employment agreement that became effective January 1, 2016. The agreement terminated December 31, 2016, and a new agreement was entered into effective January 1, 2017. Except as described below, the provisions of the 2016 employment agreement for Mr. Copher were substantially the same as those for Mr. Blodnick.
If Mr. Copher’s employment is terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurs, within two years following a Change in Control, or if Mr. Copher terminates his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Copher will be entitled to receive an amount equal to two times his then-current annual salary, payable in 24 monthly installments.
Don J. Chery
The material terms of the 2016 employment agreement for Mr. Chery were the same as those for Mr. Copher.
The table below shows the maximum amounts that could have been paid to each Named Executive Officer in 2016 under his respective agreement. The following information is based on the executive’s compensation at December 31, 2016 and assumes the triggering event occurred on December 31, 2016, except as indicated by footnote.

Michael J. Blodnick	Termination by Company for Cause	Termination by Company without Cause or by Executive for Good Reason	Death	Disability	Change-In-Control Termination by Company without Cause or by Executive for Good Reason (1)	Retirement
Employment Agreement	$--	$710,140 (2)	$--	$--	$2,123,319 (3)	$--
Benefits Payable under SERP (4)	1,163,010	1,163,010	1,163,010	1,163,010	1,163,010	1,163,010
401(k) or Other Retirement Plan	21,200	21,200	21,200	21,200	21,200	21,200
Accrued Vacation (5)	51,075	51,075	51,075	51,075	51,075	51,075
Life Insurance (6)	--	--	50,000	--	--	--
STIP	--	1,487,423	1,487,423	1,487,423	1,487,423	1,487,423
LTIP (Restricted Stock Accelerated Vesting) (7)	--	880,234	880,234	880,234	880,234	880,234
Income Deferral (8)	1,662,674	1,662,674	1,662,674	1,662,674	1,662,674	1,662,674
TOTAL	2,897,959	5,975,756	5,315,616	5,265,616	7,388,935	5,265,616
____________________

(1)
Represents payments in the event of termination for the following reasons: (i) without Cause within three years of a Change in Control; (ii) without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) executive terminates his employment with Good Reason within three years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)
Applicable rules provide that the assumed date for the triggering event is December 31, 2016. However, the agreement with Mr. Blodnick expired on December 31, 2016, and a corresponding termination on that date would have resulted in no payment for this compensation item. Accordingly, the table assumes a January 1, 2016 triggering event for this compensation item for purposes of illustration.

(3)	Beginning within 30 days after a Change in Control; payable in 36 substantially equal monthly payments.

(4)	Payable in five annual installments.

(5)	Based on accrued hours times hourly pay rate.

(6)	Paid by a third party upon death.

(7)	Mr. Blodnick retired effective December 31, 2016; accordingly, his unvested shares of restricted stock vested immediately.

(8)	Payable in a lump sum within 14 calendar days after the end of the sixth calendar month following retirement.

Randall M. Chesler	Termination by Company for Cause	Termination by Company without Cause or by Executive for Good Reason	Death	Disability	Change-In-Control Termination by Company without Cause or by Executive for Good Reason within 3 years of CIC (1)	Change-In-Control Termination by Company without Cause before CIC	Retirement
Employment Agreement	$0	$631,000	$0	$0	$1,196,000 (2)	$1,196,000 (2)	$0
Health and Welfare Benefits	--	--	--	--	28,905	--	--
Benefits Payable under SERP (3)	34,069	34,069	34,069	34,069	34,069	34,069	34,069

Randall M. Chesler	Termination by Company for Cause	Termination by Company without Cause or by Executive for Good Reason	Death	Disability	Change-In-Control Termination by Company without Cause or by Executive for Good Reason within 3 years of CIC (1)	Change-In-Control Termination by Company without Cause before CIC	Retirement
401(k) or Other Retirement Plan	21,200	21,200	21,200	21,200	21,200	21,200	21,200
Accrued Vacation (4)	26,131	26,131	26,131	26,131	26,131	26,131	26,131
Life Insurance (5)	--	--	50,000	--	--	--	--
STIP	--	261,620	261,620	261,620	261,620	261,620	261,620
LTIP (Restricted Stock Accelerated Vesting) (6)	--	--	796,118	796,118	--	--	--
TOTAL	81,400	974,020	1,189,138	1,139,138	1,567,925	1,539,020	343,020
____________________

(1)
Represents payments in the event of termination for the following reasons: (i) without Cause within three years of a Change in Control; (ii) without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) executive terminates his employment with Good Reason within three years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)	Beginning within 30 days after a Change in Control; payable in 36 substantially equal monthly payments.

(3)	Payable in five annual installments.

(4)	Based on accrued hours times hourly pay rate.

(5)	Paid by a third party upon death.

(6)	Pursuant to Mr. Chesler’s employment agreement, his unvested shares of restricted stock would have vested immediately only upon his death or disability.

Ron J. Copher	Termination by Company for Cause	Termination by Company without Cause or by Executive for Good Reason	Death	Disability	Change-In-Control Termination by Company without Cause or by Executive for Good Reason (1)	Retirement
Employment Agreement	$--	$380,281 (2)	$--	$--	$760,562 (3)	$--
Benefits Payable under SERP (4)	109,485	109,485	109,485	109,485	109,485	109,485
401(k) or Other Retirement Plan	21,200	21,200	21,200	21,200	21,200	21,200
Accrued Vacation (5)	29,252	29,252	29,252	29,252	29,252	29,252
Life Insurance (6)	--	--	50,000	--	--	--
STIP	--	322,993	322,993	322,993	322,993	322,993
LTIP (Restricted Stock Accelerated Vesting) (7)	--	--	$331,649	$331,649	--	--
TOTAL	159,937	863,211	864,579	814,579	1,243,492	482,930
____________________

(1)
Represents payments to the executive in the event of termination for the following reasons: (i) without Cause within two years of a Change in Control; (ii) without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) executive terminates his employment with Good Reason within two years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)
Applicable rules provide that the assumed date for the triggering event is December 31, 2016. However, the agreement with Mr. Copher expired on December 31, 2016, and a corresponding termination on that date would have resulted in no payment for this compensation item. Accordingly, the table assumes a January 1, 2016 triggering event for this compensation item for purposes of illustration.

(3)	Beginning within 30 days after a Change in Control; payable in 24 substantially equal monthly payments.

(4)	Payable in a lump sum.

(5)	Based on accrued hours times hourly pay rate.

(6)	Paid by a third party upon death.

(7)	Pursuant to the LTIP program document, Mr. Copher’s unvested shares of restricted stock would have vested immediately only upon his death or disability.

Don J. Chery	Termination by Company for Cause	Termination by Company without Cause or by Executive for Good Reason	Death	Disability	Change-In-Control Termination by Company without Cause or by Executive for Good Reason (1)	Retirement
Employment Agreement	$--	$314,726 (2)	$--	$--	$629,452 (3)	$--
Benefits Payable under SERP (4)	58,610	58,610	58,610	58,610	58,610	58,610
401(k) or Other Retirement Plan	21,200	21,200	21,200	21,200	21,200	21,200
Accrued Vacation (5)	21,232	21,232	21,232	21,232	21,232	21,232
Life Insurance (6)	--	--	50,000	--	--	--
STIP	--	271,246	271,246	271,246	271,246	271,246
LTIP (Restricted Stock Accelerated Vesting) (7)	--	280,239	280,239	280,239	280,239	280,239
TOTAL	101,042	967,253	702,527	652,527	1,281,979	652,527
____________________

(1)
Represents payments to the executive in the event of termination for the following reasons: (i) without Cause within two years of a Change in Control; (ii) without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) executive terminates his employment with Good Reason within two years of a Change in Control. In the event any severance payments would otherwise constitute a parachute payment, such payments will be reduced to the extent necessary to ensure that they are less than the amount that would cause them to be deemed an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. The amount shown does not reflect any adjustment that would be made in this regard.

(2)
Applicable rules provide that the assumed date for the triggering event is December 31, 2016. However, the agreement with Mr. Chery expired on December 31, 2016, and a corresponding termination on that date would have resulted in no payment for this compensation item. Accordingly, the table assumes a January 1, 2016 triggering event for this compensation item for purposes of illustration.

(3)	Beginning within 30 days after a Change in Control; payable in 24 substantially equal monthly payments.

(4)	Payable in a lump sum.

(5)	Based on accrued hours times hourly pay rate.

(6)	Paid by a third party upon death.

(7)	Pursuant to the LTIP program document and the “Rule of 80,” Mr. Chery’s unvested shares of restricted stock would have vested immediately upon any termination event except for termination for Cause.

COMPENSATION OF DIRECTORS
The Compensation Committee has authority over director compensation subject to the Board’s authority to approve changes. Our directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock. Glacier does not pay directors who are also employees of the Company additional compensation for their service as directors.
The following table shows compensation paid or accrued for the last fiscal year to Glacier’s non-employee directors. These directors also serve on the board of directors of Glacier Bank. Messrs. Blodnick and Chesler are not included in the table as they were employees of Glacier in 2016 and thus received no compensation for their services as directors. The footnotes to the table describe the details of each form of compensation paid to directors.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
	(1)	(2) (3)	(4)	(5)

Sherry L. Cladouhos	$40,000	$25,017	$5,836	$70,852
James M. English	60,200 (6)	25,017	--	85,217
Annie M. Goodwin	40,000	25,017	--	65,017
Dallas I. Herron	47,950 (7)	25,017	9,373	82,340
Craig A. Langel	40,000	25,017	--	65,017
Douglas J. McBride	51,000 (8)	25,017	14,504	79,520
John W. Murdoch	35,250 (9)	25,017	10,904	71,170
Mark J. Semmens	33,000	25,017	--	58,017
____________________

(1)	Directors are paid an annual retainer of $33,000, and committee chairpersons are paid an annual retainer of $7,000.

(2)
Represents the grant date fair value of the stock awards, based on the per-share price of Glacier’s common stock at the close of business on February 12, 2016 ($23.38). The date on which the stock awards were granted, February 15, 2016, was a non-trading day. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2016, included in the Company’s accompanying Annual Report.

(3)	The awards were fully vested at the time of grant.

(4)	The amount represents the above-market earnings on non-qualified deferred compensation. Earnings are credited at one-half of the Company’s current year return on equity.

(5)	Amount includes all Board and committee chairperson fees earned or deferred in 2016.

(6)	Amount includes fees earned for services performed as a director of Mountain West Bank, a division of Glacier Bank.

(7)	Amount includes fees earned for services performed as Chairman of the Board.

(8)	Amount includes fees earned for services performed as a director of Western Security Bank, a division of Glacier Bank.

(9)	Amount includes fees earned for services performed as a Glacier Bank committee liaison.

Director Equity Compensation

Directors’ Stock Awards
Equity awards for 2016, as set forth in the Director Compensation Table above, were made to non-employee directors in February 2016 under Glacier’s 2015 Plan.
Due to the expiration of the 2005 Plan, the Company’s Board approved the 2015 Equity Plan and the 2015 Short Term Incentive Plan, both plans being referred to together as the “Plans,” and both Plans were approved by the Company’s shareholders on April 29, 2015. Therefore, the Company’s directors are eligible to participate in both Plans.
Compensation Committee Interlocks and Insider Participation

During 2016, our Compensation Committee consisted of all of Glacier’s independent directors. During 2016, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officers served on the Compensation Committee of the Board.
Report of Compensation Committee
The Compensation Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2016 Annual Report on Form 10-K.
Compensation Committee Members
◆Sherry L. Cladouhos (Chairman) ◆ James M. English ◆ Annie M. Goodwin ◆
◆ Dallas I. Herron ◆ Craig A. Langel ◆ Douglas J. McBride ◆
◆John W. Murdoch ◆ Mark J. Semmens ◆
PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION
Our shareholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. At the 2011 annual meeting, as recommended by the Board, shareholders voted on an advisory (non-binding) basis to hold such an advisory (non-binding) vote, also known as the Say-on-Pay vote, annually.

Accordingly, we are providing you the opportunity as a shareholder to endorse or not endorse our executive compensation programs through an advisory vote for or against the following non-binding resolution:
“RESOLVED, that the Company’s shareholders APPROVE, on an advisory (non-binding) basis, the compensation paid to the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K and including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in the proxy statement.”
We invite you to consider the details of our executive compensation programs provided under the section entitled “Compensation Discussion and Analysis” in this Proxy Statement. That section provides you with information about the structure of our executive compensation program and the objectives that our compensation program is intended to achieve.
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.
The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR by a majority of the shares present and voting on this matter.
The Board unanimously recommends a vote FOR approval of the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

PROPOSAL NO. 3
ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF
SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act, which requires the advisory Say-on-Pay vote (see Proposal 2 above), also requires that shareholders be asked to vote in an advisory (non-binding) capacity on the frequency of Say-on-Pay votes (“Say-on-Frequency”). Pursuant to this requirement, the Say-on-Frequency vote must be held at least once every six years (2011, 2017, and anticipated for 2023). Accordingly, we are providing you the opportunity as a shareholder to recommend the frequency of future Say-on-Pay votes.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or by abstaining from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the Company should include an advisory (non-binding) vote on the compensation of the Named Executive Officers, pursuant to Section 14A of the Securities Exchange Act every one year, two years, or three years.”

Our Board values and encourages constructive dialogue on executive compensation and other important corporate governance topics with our shareholders because it is the shareholders to whom the Board is ultimately accountable. After careful consideration, our Board has concluded that providing our shareholders with an advisory resolution on executive compensation every year will enhance shareholder communication by providing another avenue to obtain information on shareholder sentiment about our executive compensation philosophy, policies, and procedures. Accordingly, our Board has determined to recommend an “every one year” advisory vote on executive compensation.

Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote in determining the frequency of future advisory votes on executive compensation. Such decision will be disclosed in a Form 8-K that will be filed with the Securities and Exchange Commission following the annual meeting.

For the reasons described above, the Board unanimously recommends you choose a vote to approve executive compensation “every one year.” Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

AUDITORS
Fees Paid to Independent Registered Public Accounting Firm
BKD, LLP was selected by the Company to serve as the Company’s independent public accountants for the 2016 fiscal year, and the shareholders of the Company ratified the selection at the 2016 annual meeting of shareholders in April 2016. The Company has selected BKD, LLP to serve as the Company’s independent public accountants for the 2017 fiscal year, and the shareholders of the Company are being asked to ratify the selection at the 2017 Annual Meeting.
Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The following table sets forth the aggregate fees charged to Glacier by BKD, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2016 and 2015 fiscal years.

Fee Category	Fiscal 2016	% of Total	Fiscal 2015 (1)	% of Total
Audit Fees	$954,349	99.0%	$870,750	92.0%
Audit-Related Fees	9,775	1.0	75,250	8.0
Tax Fees	---	---	---	---
All Other Fees	---	---	---	---
Total Fees	$964,124	100.0%	$946,000	100.0%
____________________

(1)	Reflects the reclassification of fees and the addition of $53,375 billed for 2015 audit services.
Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD, LLP in connection with the audits of the Company’s financial statements, the effectiveness of internal controls over financial accounting, the reviews of financial statements included in Glacier’s Forms 10-Q and Form 10-K, and the services to Glacier in connection with statutory or regulatory filings or engagements.
Audit-Related Fees. Fees in both 2016 and 2015 include technical accounting research and consultation relating to adoption and implementation of new and revised financial accounting and reporting standards.

Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2016 and 2015.
All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2016 and 2015.
In considering the nature of the services provided by BKD, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The services performed by BKD, LLP in 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, “Disclosure Categories”) that BKD, LLP may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (“Service List”) expected to be performed by BKD, LLP in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
Services provided by BKD, LLP during the following year that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval, and services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman of the Audit Committee must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service provides appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD, LLP when time is of the essence.
The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
Report of Audit Committee
The Audit Committee of the board of directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Board has determined that the current members of the Audit Committee meet the independence requirements as defined under the NASDAQ listing standards and that Craig A. Langel and Mark J. Semmens meet the “audit committee financial expert” qualifications, as defined by SEC rules.
Management has the primary responsibility for the financial statements and the reporting process of the Company, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board.
The Audit Committee has met and held discussions with management and Glacier’s independent auditors. Management represented to the Audit Committee that Glacier’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by AS 1301 (Communications with Audit Committees).
Our independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Audit Committee recommended that the Board include the audited consolidated financial statements in Glacier’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.
Audit Committee Members
◆ Craig A. Langel (Chairman) ◆ Sherry L. Cladouhos ◆ James M. English ◆
◆Annie M. Goodwin ◆ Dallas I. Herron ◆ Douglas J. McBride ◆
◆ John W. Murdoch ◆ Mark J. Semmens ◆
PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
BKD, LLP currently serves as our independent registered public accounting firm and conducted the audit of our financial statements for the fiscal years ended December 31, 2006 through December 31, 2016. The Audit Committee has appointed BKD, LLP to serve as Glacier’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2017.
Appointment of Glacier’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain BKD, LLP and may retain BKD, LLP or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Glacier’s and its shareholders’ best interest.
Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The Board unanimously recommends a vote FOR the ratification of the appointment of BKD, LLP to serve as Glacier’s independent registered public accounting firm for the fiscal year ending December 31, 2017.
TRANSACTIONS WITH MANAGEMENT
Certain Transactions
Transactions between Glacier or its affiliates and related persons (including directors and executive officers of Glacier or their immediate family) must generally be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the Statement of Policy with Respect to Related Person Transactions adopted by the Board. Under the policy, a transaction between a “related person” will be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and (ii) the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
During 2016, certain directors and executive officers (and their associates) of Glacier and Glacier Bank were customers of one or more of our bank divisions, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier Bank and its executive officers and directors (and their associates) were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lending bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.
Michael J. Blodnick, President and CEO of the Company during 2016 who retired on December 31, 2016, currently serves on the board of directors of the Federal Home Loan Bank of Des Moines (“Des Moines Bank”), which is the successor entity to the Federal Home Loan Bank of Seattle (“Seattle Bank”). Mr. Blodnick was first appointed as a director of the Seattle Bank effective April 1, 2015, and he became a director of the Des Moines Bank effective May 31, 2015 upon the merger of the Seattle Bank with and into the Des Moines Bank. Glacier Bank is a member of the Des Moines Bank and periodically borrows funds from the Des Moines Bank in the ordinary course of its business.
OTHER BUSINESS
The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 15, 2017 and should contain the information required under our Bylaws. Such proposals also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 15, 2017, the persons named as proxies in such Proxy Statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
Glacier’s Bylaws provide for the nomination of director candidates by its shareholders. In order to recommend that the Nominating/Governance Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, we must receive a recommendation no later than November 15, 2017. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Corporate Secretary of the Company and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the annual meeting may disregard your nomination if it does not contain the above information and otherwise does not meet the requirements set forth in our Bylaws.
Copy of Bylaw Provisions
You may contact Glacier’s Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
Any shareholder may obtain without charge a copy of our Annual Report and/or Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2016, including financial statements. Written requests for the Annual Report and/or Form 10-K should be addressed to: Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901. The Annual Report and Form 10-K are also available at www.glacierbancorp.com.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders who share an address (unless we have received contrary instructions from one or more of the shareholders). We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Glacier’s Corporate Secretary at the address above. A shareholder may also request these materials by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

March 15, 2017	BY ORDER OF THE BOARD OF DIRECTORS
/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

GLACIER BANCORP, INC.
ATTN: LEE ANN WARDINSKY
49 COMMONS LOOP
KALISPELL, MT 59901

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect ten directors to serve on the board of directors until the 2018 annual meeting of shareholders;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Michael J. Blodnick 02 Randall M. Chesler 03 Sherry L. Cladouhos 04 James M. English 05 Annie M. Goodwin
06 Dallas I. Herron 07 Craig A. Langel 08 Douglas J. McBride 09 John W. Murdoch 10 Mark J. Semmens

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on the compensation of Glacier Bancorp, Inc.'s named executive officers;	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

For address change/comments, mark here. (see reverse for instructions) ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000316300_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com

GLACIER BANCORP, INC.
Annual Meeting of Shareholders
April 26, 2017 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dallas I. Herron and Craig A. Langel, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GLACIER BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain Time on April 26, 2017, at the The Hilton Garden Inn, 1840 Highway 93 South, Kalispell, MT 59901, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

___

___

___

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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